Filed pursuant to Rule 433

Free Writing Prospectus dated August 5, 2021

Relating to

Preliminary Prospectus Supplement dated August 5, 2021 to

Prospectus dated February 24, 2021

Registration Statement No. 333-253430 and 333-253430-01

Tanger Properties Limited Partnership

$400,000,000 2.750% Senior Notes due 2031

Pricing Term Sheet dated August 5, 2021

Issuer:	Tanger Properties Limited Partnership

Ratings (Moody’s / S&P)*:	Baa3 / BBB-

Principal Amount:	$400,000,000

Trade Date:	August 5, 2021

Settlement Date**:	August 10, 2021 (T+3)

Maturity Date:	September 1, 2031

Interest Payment Dates:	March 1 and September 1, commencing March 1, 2022

Benchmark Treasury:	1.625% due May 15, 2031

Benchmark Treasury Price / Yield:	103-24 / 1.217%

Spread to Benchmark Treasury:	+170 bps

Yield to Maturity:	2.917%

Coupon (Interest Rate):	2.750%

Public Offering Price:	98.552%

Redemption Provision:	At any time prior to June 1, 2031, make-whole call based on U.S. Treasury plus 25 basis points (0.25%); if redeemed on or after June 1, 2031, at 100% of the principal amount of the notes being redeemed, in each case plus accrued and unpaid interest thereon to, but excluding, the redemption date

CUSIP / ISIN:	875484 AL1 / US875484AL13

Joint Book-Running Managers:	Wells Fargo Securities, LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc. BofA Securities, Inc.

Co-Managers:	Regions Securities LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC Stifel, Nicolaus & Company, Incorporated

* Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

** Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.

Accordingly, purchasers who wish to trade the notes before their delivery hereunder will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes before their delivery hereunder should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus) with the SEC which became effective upon filing with the SEC in accordance with Rule 462(e) of the 1933 Act Regulations for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751, Truist Securities, Inc. toll-free at 1-800-685-4786 and U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.